EXHIBIT 99.1

For further information:
David B. Ramaker, CEO
Lori A. Gwizdala, CFO
989-839-5350

Chemical Financial Corporation Reports Fourth Quarter and Year End 2011 Results

MIDLAND, MI, January 26, 2012 -- -- Chemical Financial Corporation (NASDAQ:CHFC) today announced 2011 fourth quarter net income of $11.2 million, or $0.41 per diluted share, compared to 2011 third quarter net income of $11.6 million, or $0.42 per diluted share, and 2010 fourth quarter net income of $7.5 million, or $0.27 per diluted share. Net income was $43.1 million, or $1.57 per diluted share, for the twelve months ended December 31, 2011, an increase of 78 percent on a per diluted share basis, compared to $23.1 million, or $0.88 per diluted share, for the twelve months ended December 31, 2010.

"This is the second straight year that our earnings performance has trended higher, primarily due to a higher level of net interest income and a lower loan loss provision. Our 2011 net income of $43.1 million marked a return to near pre-U.S. recession levels, and a rapid recovery from our low of $10.0 million in 2009. Our strong balance sheet and disciplined lending philosophy not only allowed us to profitably weather the economic storm, but also to capitalize on growth opportunities and take a leadership position in Michigan's banking industry during this period of turmoil," said David B. Ramaker, Chairman, Chief Executive Officer and President of the Corporation. "We have made significant progress in improving credit quality during the year, with nonperforming assets down nearly 25 percent from their December 31, 2010 peak. While pleased with the positive trends seen in our nonperforming assets, we continue to focus on strategies to further improve credit quality."

"To drive organic earnings improvements in the slow-growth economy we continue to face, we will need to prudently grow our loan portfolio, further improve credit quality, and control operating costs," added Ramaker. "At the same time, we will look to further capitalize on anticipated consolidation opportunities in Michigan's banking industry."

The Corporation's pretax income was approximately the same in each of the last three quarters of 2011, with the modest difference in net income between the quarters attributable to a slightly different effective tax rate in each of those quarters. Operating expenses were $2.4 million higher in the fourth quarter of 2011, as compared to the third quarter of 2011, which was offset by increases in net interest income of $0.8 million and noninterest income of $0.3 million and a decrease in the provision for loan losses of $1.3 million. The increase in net income in the fourth quarter of 2011 over the fourth quarter of 2010 was primarily attributable to a $5.2 million decrease in the provision for loan losses.

The Corporation's return on average assets during the fourth quarter of 2011 was 0.83 percent, down slightly from 0.87 percent in the third quarter of 2011 and up from 0.57 percent in the fourth quarter of 2010. The return on average equity was 7.7 percent in the fourth quarter of

2011, down slightly from 8.0 percent in the third quarter of 2011 and up from 5.3 percent in the fourth quarter of 2010.

Net interest income was $47.1 million in the fourth quarter of 2011, up $0.8 million, or 1.8 percent, from the third quarter of 2011 and up $1.1 million, or 2.5 percent, from the fourth quarter of 2010. The increase in net interest income of $0.8 million in the fourth quarter of 2011, as compared to the third quarter of 2011, was primarily attributable to a decrease in the cost of interest-bearing liabilities due primarily to the repricing of maturing certificates of deposit. The net interest margin (on a tax-equivalent basis) in the fourth quarter of 2011 was 3.84 percent, up from 3.80 percent in the third quarter of 2011 and 3.79 percent in the fourth quarter of 2010. The increases in the net interest margin in the fourth quarter of 2011 were primarily attributable to the continued reduction in the average cost of deposits.

The provision for loan losses was $5.1 million in the fourth quarter of 2011, down from $6.4 million in the third quarter of 2011 and $10.3 million in the fourth quarter of 2010. Net loan charge-offs were $5.5 million in the fourth quarter of 2011, down from $7.4 million in the third quarter of 2011 and $10.3 million in the fourth quarter of 2010. For the twelve months ended December 31, 2011, the provision for loan losses was $26.0 million, compared to net loan charge-offs of $27.2 million. In comparison, the provision for loan losses and net loan charge-offs during the twelve months ended December 31, 2010 were $45.6 million and $36.9 million, respectively.

Noninterest income was $11.5 million in the fourth quarter of 2011, up slightly from $11.2 million in the third quarter of 2011 and $10.9 million in the fourth quarter of 2010.

Operating expenses were $37.8 million in the fourth quarter of 2011, up from $35.4 million in the third quarter of 2011 and $36.7 million in the fourth quarter of 2010. The increase in operating expenses of $2.4 million in the fourth quarter of 2011, as compared to the third quarter of 2011, was primarily related to an increase in writedowns to estimated net realizable value of ORE properties that had been held for one year or more. During the fourth quarter of 2011, the Corporation recognized net expense of $1.9 million applicable to ORE writedowns and net realized gains/losses on ORE sales, compared to $0.3 million in the third quarter of 2011. The Corporation also recognized $0.3 million of expense during the fourth quarter of 2011 related to the reduction in the carrying value of a building facility that is no longer being used and is held for sale. The Corporation's efficiency ratio was 63.1 percent in the fourth quarter of 2011, compared to 60.2 percent in the third quarter of 2011 and 63.3 percent in the fourth quarter of 2010.

Total assets were $5.34 billion at December 31, 2011, down from $5.44 billion at September 30, 2011 and up from $5.25 billion at December 31, 2010. The decrease in assets during the fourth quarter of 2011 was largely attributable to a decrease in interest-bearing balances held at the Federal Reserve Bank (FRB) resulting from a seasonal decline in deposits of municipal customers. The Corporation continues to maintain significant amounts of funds generated from deposit growth over the last two years at the FRB, and thus maintains a high level of available liquidity, with $256 million in balances held at the FRB at December 31, 2011, compared to $479 million at September 30, 2011 and $440 million at December 31, 2010.

Total loans were $3.83 billion at December 31, 2011, compared to $3.76 billion at September 30, 2011 and $3.68 billion at December 31, 2010. The increase in total loans of $150 million, or 4.1 percent, during the twelve months ended December 31, 2011 was driven primarily by increases in commercial loans and real estate residential loans. Approximately one-half of the 2011 increase in total loans occurred during the fourth quarter of the year, with commercial loans up $36 million, or 16.8 percent on an annualized basis, and real estate residential loans up $22 million, or 10.3 percent on an annualized basis. The growth in loans during the fourth quarter of 2011 was attributable to a combination of improving economic conditions and higher loan demand, as well as the Corporation increasing its market share. Commercial loans increased $76 million, or 9.3 percent, and real estate residential loans increased $64 million, or 8.0 percent, during the twelve months ended December 31, 2011. The growth in real estate residential loans during the twelve months ended December 31, 2011 was partially attributable to the Corporation originating $44 million of conforming real estate residential loans with amortization periods of fifteen years that it kept in the loan portfolio, rather than selling these loans in the secondary market as has historically been the Corporation's general practice. Investment securities were $851 million at December 31, 2011, compared to $797 million at September 30, 2011 and $744 million at December 31, 2010.

Total deposits were $4.37 billion at December 31, 2011, compared to $4.48 billion at September 30, 2011 and $4.33 billion at December 31, 2010. The Corporation experienced a decrease of $114 million, or 2.5 percent, in total deposits during the fourth quarter of 2011, primarily attributable to a seasonal decline in deposits of municipal customers. The Corporation used a portion of its liquidity to pay off maturing Federal Home Loan Bank (FHLB) advances and brokered deposits that were acquired in the 2010 acquisition of O.A.K. Financial Corporation (OAK) and the Corporation intends to continue to pay off these wholesale funding sources as they mature. FHLB advances totaled $43.1 million at December 31, 2011, down from $46.0 million at September 30, 2011 and $74.1 million at December 31, 2010. Brokered deposits totaled $95 million at December 31, 2011, down from $98 million at September 30, 2011 and $163 million at December 31, 2010. The reduction in FHLB advances and brokered deposits and the repricing of matured customer certificates of deposit resulted in the Corporation's average cost of funds declining to 0.73 percent in the fourth quarter of 2011 from 0.80 percent in the third quarter of 2011.

At December 31, 2011, the Corporation's tangible equity to assets ratio and total risk-based capital ratio were 8.7 percent and 13.1 percent, respectively, compared to 8.6 percent and 13.1 percent, respectively, at September 30, 2011. At December 31, 2011, the Corporation's book value was $20.82 per share, compared to $21.02 per share at September 30, 2011 and $20.41 per share at December 31, 2010.

The credit quality of the Corporation's loan portfolio showed continued improvement during the fourth quarter of 2011. At December 31, 2011, the Corporation's $3.34 billion portfolio of originated loans, representing all loans other than those acquired in the OAK acquisition, had nonaccrual loans and loans past due 90 days or more totaling $82.2 million, compared to $94.1 million at September 30, 2011 and $110.4 million at December 31, 2010, representing declines of 12.7 percent and 25.5 percent, respectively. The Corporation's nonperforming loans also include commercial, real estate commercial and real estate residential loans that have been modified and a concession granted due to financial difficulties being experienced by customers (nonperforming troubled debt restructurings) of $24.1 million at December 31, 2011, down from $26.3 million at September 30, 2011 and $37.4 million at December 31, 2010. At December 31, 2011, the Corporation's $493 million portfolio of acquired loans, representing loans acquired in the OAK acquisition, were overall performing slightly better than expected, despite the establishment of a $1.6 million allowance for loan losses on acquired loans during 2011 that was primarily attributable to one of the loan pools experiencing a decline in expected cash flows.

Other real estate and repossessed assets totaled $25.5 million at December 31, 2011, compared to $28.7 million at September 30, 2011 and $27.5 million at December 31, 2010. The net decrease in the fourth quarter of 2011 was primarily attributable to writedowns of ORE properties that had been held for one year or more, as previously discussed.

At December 31, 2011, the allowance for loan losses of the originated portfolio was $86.7 million, or 2.60 percent of originated loans, compared to 2.68 percent at September 30, 2011 and 2.86 percent at December 31, 2010. The allowance for loan losses of the originated portfolio as a percentage of nonperforming loans was 82 percent at December 31, 2011, compared to 73 percent at September 30, 2011 and 61 percent at December 31, 2010. At December 31, 2011, nonperforming loans as a percentage of total loans were 2.77 percent, down from 3.20 percent at September 30, 2011 and 4.01 percent at December 31, 2010.

Chemical Financial Corporation is the second-largest bank holding company headquartered and operating branch offices in Michigan. The Corporation operates through a single subsidiary bank, Chemical Bank, with 142 banking offices spread over 32 counties in the lower peninsula of Michigan. At December 31, 2011, the Corporation had total assets of $5.3 billion. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC and is one of the issues comprising the NASDAQ Global Select Market. More information about the Corporation is available by visiting the investor relations section of its website at www.chemicalbankmi.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and Chemical Financial Corporation. Words such as "capitalize," "continue," "focus," "improving," "intends," "opportunities," "will," "strategies," "trends," "anticipated," "further," "progress," "yet," "look" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to the credit quality of the loan portfolio, future levels of nonperforming loans, future economic trends and conditions, anticipated consolidation opportunities in Michigan's banking industry, future income levels, and our ability to grow our loan portfolio, improve credit quality and control operating costs. All statements referencing future time periods are forward-looking. Management's determination of the provision and allowance for loan losses, the carrying value of acquired loans, goodwill, mortgage servicing rights and other real estate owned and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involve judgments that are inherently forward-looking. Management's assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. There can be no assurance that future loan losses will be limited to the amounts estimated or that other real estate owned can be sold for its carrying value or at all. The future effect of changes in the financial and credit markets and the national and regional economy on the banking industry, generally, and on the Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation

(In thousands, except per share data)	December 31 2011	December 31 2010
Assets:
Cash and cash equivalents:
Cash and cash due from banks	$121,294	$91,403
Interest-bearing deposits with unaffiliated banks and others	260,646	444,762
Total cash and cash equivalents	381,940	536,165
Investment securities:
Available-for-sale	667,276	578,610
Held-to-maturity	183,339	165,400
Total Investment Securities	850,615	744,010
Loans held-for-sale	18,818	20,479

Loans:
Commercial	895,150	818,997
Real estate commercial	1,071,999	1,076,971
Real estate construction and land development	118,176	142,620
Real estate residential	861,716	798,046
Consumer installment and home equity	884,244	845,028
Total Loans	3,831,285	3,681,662
Allowance for loan losses	(88,333)	(89,530)
Net Loans	3,742,952	3,592,132

Premises and equipment	65,997	65,961
Goodwill	113,414	113,414
Other intangible assets	11,472	13,521
Interest receivable and other assets	154,245	160,527
Total Assets	$5,339,453	$5,246,209

Liabilities:
Deposits:
Noninterest-bearing	$875,791	$753,553
Interest-bearing	3,491,066	3,578,212
Total Deposits	4,366,857	4,331,765
Interest payable and other liabilities	54,024	37,533
Short-term borrowings	303,786	242,703
Federal Home Loan Bank advances	43,057	74,130
Total Liabilities	4,767,724	4,686,131

Shareholders' Equity:
Preferred stock, no par value per share	-	-
Common stock, $1 par value per share	27,457	27,440
Additional paid-in capital	431,277	429,511
Retained earnings	138,324	117,238
Accumulated other comprehensive loss	(25,329)	(14,111)
Total Shareholders' Equity	571,729	560,078
Total Liabilities and Shareholders' Equity	$5,339,453	$5,246,209

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(In thousands, except per share data)	2011	2010	2011	2010
Interest Income:
Interest and fees on loans	$49,515	$50,766	$197,897	$192,247
Interest on investment securities:
Taxable	2,539	2,557	9,423	11,363
Tax-exempt	1,475	1,405	5,860	4,999
Dividends on nonmarketable equity securities	360	308	965	766
Interest on deposits with unaffiliated banks and others	241	312	1,097	1,055
Total Interest Income	54,130	55,348	215,242	210,430

Interest Expense:
Interest on deposits	6,665	8,679	29,293	35,895
Interest on short-term borrowings	106	161	524	650
Interest on Federal Home Loan Bank advances	274	560	1,572	2,765
Total Interest Expense	7,045	9,400	31,389	39,310
Net Interest Income	47,085	45,948	183,853	171,120
Provision for loan losses	5,100	10,300	26,000	45,600
Net Interest Income after Provision for Loan Losses	41,985	35,648	157,853	125,520

Noninterest Income:
Service charges on deposit accounts	4,948	4,400	18,452	18,562
Wealth management revenue	2,674	2,690	11,104	10,106
Other charges and fees for customer services	2,534	2,703	10,501	9,599
Mortgage banking revenue	1,145	1,088	3,881	3,925
Investment securities loss	-	(82)	-	-
Other	200	114	462	280
Total Noninterest Income	11,501	10,913	44,400	42,472

Operating Expenses:
Salaries, wages and employee benefits	18,871	18,766	74,493	68,416
Occupancy	3,444	3,017	12,974	11,491
Equipment and software	2,941	3,336	11,935	13,446
Other	12,551	11,628	42,601	43,449
Total Operating Expenses	37,807	36,747	142,003	136,802
Income Before Income Taxes	15,679	9,814	60,250	31,190
Federal Income Tax Expense	4,475	2,275	17,200	8,100
Net Income	$11,204	$7,539	$43,050	$23,090

Net income per common share:
Basic	$0.41	$0.27	$1.57	$0.88
Diluted	0.41	0.27	1.57	0.88

Cash dividends declared per common share	0.20	0.20	0.80	0.80

Average common shares outstanding:
Basic	27,457	27,440	27,455	26,276
Diluted	27,541	27,476	27,506	26,305

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation

	Three Months Ended December 31		Twelve Months Ended December 31
(Dollars in thousands)	2011	2010	2011	2010
Average Balances
Total assets	$5,341,079	$5,270,529	$5,304,098	$4,913,310
Total interest-earning assets	5,008,813	4,947,539	4,971,704	4,618,012
Total loans	3,772,140	3,659,385	3,730,795	3,438,550
Total deposits	4,378,066	4,336,523	4,349,873	4,017,230
Total interest-bearing liabilities	3,847,003	3,932,149	3,874,811	3,685,186
Total shareholders' equity	578,105	561,388	569,521	530,819

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
Key Ratios (annualized where applicable)
Net interest margin (taxable equivalent basis)	3.84%	3.79%	3.80%	3.80%
Efficiency ratio	63.1%	63.3%	60.8%	62.8%
Return on average assets	0.83%	0.57%	0.81%	0.47%
Return on average shareholders' equity	7.7%	5.3%	7.6%	4.3%
Average shareholders' equity as a
percent of average assets	10.8%	10.7%	10.7%	10.8%
Tangible shareholders' equity as a
percent of total assets			8.7%	8.6%
Total risk-based capital ratio			13.1%	12.9%

	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Credit Quality Statistics
Originated Loans	$3,338,502	$3,265,054	$3,225,179	$3,143,489	$3,129,399	$3,045,872	$3,034,515	$2,988,315
Acquired Loans	492,783	495,372	522,831	539,027	552,263	594,999	613,446	-
Nonperforming Loans:
Nonaccrual loans	78,394	91,112	105,350	106,296	102,962	112,832	107,981	100,882
Accruing loans contractually past due 90 days or more as to interest or principal payments	3,817	3,015	3,744	2,196	7,408	6,526	8,301	7,204
Troubled debt restructurings - commercial and real estate commercial	14,675	16,457	15,443	15,201	15,057	9,834	7,791	6,243
Troubled debt restructurings - real estate residential	9,383	9,811	11,392	22,166	22,302	18,712	18,856	15,799
Total nonperforming loans	106,269	120,395	135,929	145,859	147,729	147,904	142,929	130,128
Other real estate and repossessed assets (ORE)	25,484	28,679	24,607	26,355	27,510	22,704	21,724	18,813
Total nonperforming assets	131,753	149,074	160,536	172,214	175,239	170,608	164,653	148,941

Performing troubled debt restructurings	20,394	15,543	12,889	-	-	-	-	-

Allowance for loan losses-originated	86,733	87,413	89,733	89,674	89,530	89,521	89,502	84,155
Allowance for loan losses-acquired	1,600	1,300	-	-	-	-	-	-

Allowance for loan losses- originated as a percent of:
Total originated loans	2.60%	2.68%	2.78%	2.85%	2.86%	2.94%	2.95%	2.82%
Nonperforming loans	82%	73%	66%	61%	61%	61%	63%	65%
Nonperforming loans as a percent of total loans	2.77%	3.20%	3.63%	3.96%	4.01%	4.06%	3.92%	4.35%
Nonperforming assets as a percent of:
Total loans plus ORE	3.42%	3.93%	4.26%	4.64%	4.72%	4.66%	4.49%	4.95%
Total assets	2.47%	2.74%	3.08%	3.23%	3.34%	3.16%	3.22%	3.47%
Net loan charge-offs as a percent of average loans (year-to-date, annualized)	0.73%	0.78%	0.77%	0.80%	1.07%	1.06%	1.12%	1.43%

	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Additional Data - Intangibles
Goodwill	$113,414	$113,414	$113,414	$113,414	$113,414	$110,266	$109,149	$69,908
Core deposit intangibles	7,879	8,261	8,643	9,024	9,406	10,352	10,791	2,183
Mortgage servicing rights (MSR)	3,593	3,561	3,577	3,832	3,782	3,718	3,641	3,059
Other intangible assets	-	27	107	204	333	462	591	-
Amortization of core deposit intangibles (quarter only)	382	382	381	382	436	439	337	148

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Average Balances, Tax Equivalent Interest and Effective Yields and Rates*

	Three Months Ended December 31, 2011			Twelve Months Ended December 31, 2011
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Effective Yield/Rate	Average Balance	Tax Equivalent Interest	Effective Yield/Rate
Assets
Interest-Earning Assets:
Loans**	$3,789,507	$50,012	5.25%	$3,741,850	$199,982	5.34%
Taxable investment securities	648,858	2,539	1.57	607,921	9,423	1.55
Tax-exempt investment securities	176,690	2,276	5.15	171,971	8,907	5.18
Other interest-earning assets	25,572	360	5.58	26,252	965	3.68
Interest-bearing deposits with unaffiliated banks and others	368,186	241	0.26	423,710	1,097	0.26
Total interest-earning assets	5,008,813	55,428	4.40	4,971,704	220,374	4.43
Less: Allowance for loan losses	91,021			91,720
Other Assets:
Cash and cash due from banks	111,647			113,919
Premises and equipment	65,440			65,344
Interest receivable and other assets	246,200			244,851
Total Assets	$5,341,079			$5,304,098

Liabilities and shareholders' equity
Interest-bearing Liabilities:
Interest-bearing demand deposits	$825,123	$273	0.13%	$820,996	$1,366	0.17%
Savings deposits	1,142,369	447	0.16	1,141,977	2,342	0.21
Time deposits	1,530,483	5,945	1.54	1,560,405	25,585	1.64
Short-term borrowings	304,750	106	0.14	287,176	524	0.18
FHLB advances	44,278	274	2.46	64,257	1,572	2.45
Total interest-bearing liabilities	3,847,003	7,045	0.73	3,874,811	31,389	0.81
Noninterest-bearing deposits	880,091			826,495
Total deposits and borrowed funds	4,727,094			4,701,306
Interest payable and other liabilities	35,880			33,271
Shareholders' equity	578,105			569,521
Total Liabilities and Shareholders' Equity	$5,341,079			$5,304,098
Net Interest Spread (Average yield earned minus average rate paid)			3.67%			3.62%
Net Interest Income (FTE)		$48,383			$188,985
Net Interest Margin (Net Interest Income (FTE) divided by total average interest-earning assets)			3.84%			3.80%

*	Taxable equivalent basis using a federal income tax rate of 35%.
**	Nonaccrual loans and loans held-for-sale are included in average balances reported and are included in the calculation of yields. Also, tax equivalent interest includes net loan fees.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Nonperforming Assets (Unaudited)
Chemical Financial Corporation

(Dollars in thousands)	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Nonperforming Loans:
Nonaccrual loans:
Commercial	$ 10,726	$ 10,804	$ 14,386	$ 15,672	$ 16,668	$ 19,440	$ 21,643	$ 18,382
Real estate commercial	43,381	48,854	57,324	59,931	60,558	59,353	57,085	51,865
Real estate construction and land development	7,247	7,877	8,933	9,414	8,967	16,085	13,397	15,870
Real estate residential	12,573	17,544	17,809	15,505	12,083	13,485	12,499	10,913
Consumer installment and home equity	4,467	6,033	6,898	5,774	4,686	4,469	3,357	3,852
Total nonaccrual loans	78,394	91,112	105,350	106,296	102,962	112,832	107,981	100,882
Accruing loans contractually past due 90 days or more as to interest or principal payments:
Commercial	1,381	282	629	455	530	909	2,108	2,576
Real estate commercial	374	415	143	459	1,350	2,265	2,030	1,483
Real estate construction and land development	287	-	-	-	1,220	-	436	988
Real estate residential	752	974	1,729	191	3,253	2,316	2,842	1,636
Consumer installment and home equity	1,023	1,344	1,243	1,091	1,055	1,036	885	521
Total accruing loans contractually past due 90 days or more as to interest or principal payments	3,817	3,015	3,744	2,196	7,408	6,526	8,301	7,204
Loans modified under troubled debt restructurings:
Commercial and real estate commercial	14,675	16,457	15,443	15,201	15,057	9,834	7,791	6,243
Real estate residential loans	9,383	9,811	11,392	22,166	22,302	18,712	18,856	15,799
Total loans modified under troubled debt restructurings	24,058	26,268	26,835	37,367	37,359	28,546	26,647	22,042
Total nonperforming loans	106,269	120,395	135,929	145,859	147,729	147,904	142,929	130,128
Other real estate and repossessed assets	25,484	28,679	24,607	26,355	27,510	22,704	21,724	18,813
Total nonperforming assets	$ 131,753	$ 149,074	$ 160,536	$ 172,214	$ 175,239	$ 170,608	$ 164,653	$ 148,941

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Summary of Loan Loss Experience (Unaudited)
Chemical Financial Corporation

	Three Months Ended
(Dollars in thousands)	Dec 31 2011	Sept 30 2011	June 30 2011	March 31 2011	Dec 31 2010	Sept 30 2010	June 30 2010	March 31 2010
Allowance for loan losses at beginning of period	$88,713	$89,733	$89,674	$89,530	$89,521	$89,502	$84,155	$80,841
Provision for loan losses	5,100	6,400	7,000	7,500	10,300	8,600	12,700	14,000
Loans charged off:
Commercial	(1,768)	(1,234)	(1,972)	(1,976)	(2,797)	(2,830)	(1,438)	(1,365)
Real estate commercial	(2,120)	(3,969)	(3,168)	(3,875)	(3,828)	(2,586)	(2,108)	(2,289)
Real estate construction and land development	(54)	(236)	(136)	(63)	(1,111)	(146)	(638)	(644)
Real estate residential	(945)	(1,884)	(1,198)	(944)	(1,349)	(1,767)	(1,752)	(3,173)
Consumer installment and home equity	(1,434)	(1,516)	(1,832)	(1,784)	(1,961)	(1,916)	(2,361)	(4,427)
Total loan charge-offs	(6,321)	(8,839)	(8,306)	(8,642)	(11,046)	(9,245)	(8,297)	(11,898)
Recoveries of loans previously charged off:
Commercial	137	614	710	215	165	212	171	373
Real estate commercial	272	285	212	87	189	38	29	170
Real estate construction and land development	40	-	5	-	-	19	1	-
Real estate residential	80	207	106	456	74	109	175	185
Consumer installment and home equity	312	313	332	528	327	286	568	484
Total loan recoveries	841	1,419	1,365	1,286	755	664	944	1,212
Net loan charge-offs	(5,480)	(7,420)	(6,941)	(7,356)	(10,291)	(8,581)	(7,353)	(10,686)
Allowance for loan losses at end of period	$88,333	$88,713	$89,733	$89,674	$89,530	$89,521	$89,502	$84,155

Provision for loan losses (year-to-date)	$26,000	$20,900	$14,500	$7,500	$45,600	$35,300	$26,700	$14,000
Net loan charge-offs (year-to-date)	27,197	21,717	14,297	7,356	36,911	26,620	18,039	10,686

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation

(Dollars in thousands, except per share data)	4th Qtr. 2011	3rd Qtr. 2011	2nd Qtr. 2011	1st Qtr. 2011	4th Qtr. 2010	3rd Qtr. 2010	2nd Qtr. 2010	1st Qtr. 2010
Summary of Operations
Interest income	$54,130	$53,998	$53,439	$53,675	$55,348	$55,998	$52,962	$46,122
Interest expense	7,045	7,729	8,145	8,470	9,400	10,105	10,071	9,734
Net interest income	47,085	46,269	45,294	45,205	45,948	45,893	42,891	36,388
Provision for loan losses	5,100	6,400	7,000	7,500	10,300	8,600	12,700	14,000
Net interest income after provision for loan losses	41,985	39,869	38,294	37,705	35,648	37,293	30,191	22,388
Noninterest income	11,501	11,225	10,902	10,772	10,913	11,119	11,000	9,440
Operating expenses	37,807	35,394	33,413	35,389	36,747	36,216	34,650	29,189
Income before income taxes	15,679	15,700	15,783	13,088	9,814	12,196	6,541	2,639
Federal income tax expense	4,475	4,075	4,750	3,900	2,275	3,325	2,150	350
Net income	$11,204	$11,625	$11,033	$ 9,188	$ 7,539	$ 8,871	$ 4,391	$ 2,289

Net interest margin	3.84%	3.80%	3.78%	3.78%	3.79%	3.80%	3.88%	3.72%

Per Common Share Data
Net income:
Basic	$ 0.41	$ 0.42	$ 0.40	$ 0.33	$ 0.27	$ 0.32	$ 0.17	$ 0.10
Diluted	0.41	0.42	0.40	0.33	0.27	0.32	0.17	0.10
Cash dividends declared	0.20	0.20	0.20	0.20	0.20	0.20	0.20	0.20
Book value - period-end	20.82	21.02	20.78	20.54	20.41	20.44	20.27	19.76
Market value - period-end	21.32	15.31	18.76	19.93	22.15	20.64	21.78	23.62